Exhibit 99.2

FOREST LABORATORIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 30, 2014	March 31, 2014
Assets
Current assets:
Cash (including cash equivalent investments of $2,184,586 at June 30, 2014 and $1,198,750 at March 31, 2014)	$3,424,189	$1,780,036
Marketable securities	—	373,014
Accounts receivable, less allowance for doubtful accounts of $2,069 at June 30, 2014 and $2,031 at March 31, 2014	603,443	576,854
Inventories, net	491,583	612,664
Deferred income taxes	399,100	313,237
Prepaid and other current assets	306,156	467,907

Total current assets	5,224,471	4,123,712

Non-current assets:
Marketable securities and investments	53,961	1,170,141
Property, plant and equipment, less accumulated depreciation of $333,734 at June 30, 2014 and $328,435 at March 31, 2014	382,039	371,815
Goodwill	1,050,688	1,048,508
License agreements, product rights and other intangibles, less accumulated amortization of $589,289 at June 30, 2014 and $496,918 at March 31, 2014	5,070,282	5,160,939
Other assets	139,156	142,416

Total assets	$11,920,597	$12,017,531

See notes to condensed consolidated financial statements.

FOREST LABORATORIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except par values)	June 30, 2014	March 31, 2014
Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$164,364	$221,025
Accrued expenses and other liabilities	1,146,203	1,289,644

Total current liabilities	1,310,567	1,510,669

Long-term liabilities:
Long-term debt	3,000,000	3,000,000
Income tax liabilities	497,451	531,128
Deferred tax liabilities	766,505	739,869
Other long-term liabilities	61,199	70,301

Total liabilities	5,635,722	5,851,967

Contingencies (Note 11)

Stockholders’ equity:
Preferred stock, $1.00 par; shares authorized 1,000; no shares issued or outstanding
Common stock, $.10 par; shares authorized 1,000,000; 437,414 and 436,368 shares issued at June 30, 2014 and March 31, 2014, respectively	43,741	43,637
Additional paid-in capital	2,103,990	2,061,070
Retained earnings	9,311,612	9,220,654
Accumulated other comprehensive income	6,145	12,109
Treasury stock, at cost (164,132 shares at June 30, 2014 and 164,037 shares at March 31, 2014)	(5,180,613)	(5,171,906)

Total stockholders’ equity	6,284,875	6,165,564

Total liabilities and stockholders’ equity	$11,920,597	$12,017,531

See notes to condensed consolidated financial statements.

FOREST LABORATORIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,
	2014	2013
Net revenue
Net sales	$1,151,287	$796,853
Contract revenue	15,427	31,918

Total revenue	1,166,714	828,771

Cost of goods sold	319,082	165,367

Gross profit	847,632	663,404

Operating expenses
Selling, general and administrative	512,232	443,863
Research and development	168,163	185,424

Total operating expenses	680,395	629,287

Operating income	167,237	34,117
Interest and other income (expense), net	(26,324)	4,164

Income before income taxes	140,913	38,281
Income tax expense	49,955	15,003

Net income	$90,958	$23,278

Net income per common share:
Basic	$0.33	$0.09
Diluted	$0.33	$0.09

Weighted average number of common shares outstanding:
Basic	272,726	267,115
Diluted	277,983	268,420

See notes to condensed consolidated financial statements.

FOREST LABORATORIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

	Three Months Ended June 30,
(In thousands)	2014	2013
Net income	$90,958	$23,278

Other comprehensive loss:
Foreign currency translation gains (losses)	(190)	2,115
Pension liability adjustment, net of tax	—	(1,444)
Unrealized losses on securities:
Unrealized holding losses arising during the period, net of tax	(5,774)	(20,953)

Other comprehensive loss:	(5,964)	(20,282)

Comprehensive income	$84,994	$2,996

See notes to condensed consolidated financial statements.

FOREST LABORATORIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Three Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$90,958	$23,278
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	16,969	13,500
Amortization	91,297	32,632
Stock-based compensation expense	19,547	14,660
Deferred income tax benefit	(102,716)	(35,637)
Other	(364)	—
Net change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	(26,589)	(15,971)
Inventories, net	121,081	(65,946)
Prepaid and other current assets	161,751	32,612
Increase (decrease) in:
Accounts payable	(56,661)	(14,931)
Accrued expenses	(110,770)	17,035
Income tax liabilities	(20,443)	(51,660)
Other assets	2,398	—
Other liabilities	(9,102)	—
Other	(1,112)	22,232

Net cash provided by (used in) operating activities	176,244	(28,196)

Cash flows from investing activities:
Purchase of property, plant and equipment	(31,164)	(15,115)
Purchase of marketable securities	(42,003)	(339,841)
Redemption of marketable securities	1,529,968	316,192
Purchase of trademarks	—	(12,000)
Other investing activities	—	(42,317)

Net cash provided by (used in) investing activities	1,456,801	(93,081)

Cash flows from financing activities:
Net proceeds from common stock options exercised by employees under stock option plans	22,973	24,819
Tax benefit related to stock-based compensation	504	117
Treasury stock transactions	(8,707)	(1,636)
Other financing activities	(785)	—

Net cash provided by financing activities	13,985	23,300

Effect of exchange rate changes on cash	(2,877)	(2,708)
Increase (decrease) in cash and cash equivalents	1,644,153	(100,685)

Cash and cash equivalents, beginning of period	1,780,036	935,675

Cash and cash equivalents, end of period	$3,424,189	$834,990

See notes to condensed consolidated financial statements.

FOREST LABORATORIES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Basis of presentation:

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP) for interim financial information, Accounting Standards Codification (ASC) Topic 270-10 and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In management’s opinion, all adjustments considered necessary for a fair presentation have been included in the interim periods presented and all adjustments are of a normal recurring nature. The Company has evaluated subsequent events through the date of this filing. Operating results for the three months period ended June 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2015. When used in these notes, the terms “Forest” or “the Company” mean Forest Laboratories, Inc. and subsidiaries. The June 30, 2014 condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP. You should read these unaudited interim condensed consolidated financial statements in conjunction with the consolidated financial statements and footnotes hereto incorporated by reference in the Company’s Form 10-K and Form 10-K/A for the fiscal year ended March 31, 2014.

The Company has reflected a revision of $26.2 million in the income tax provision for the three months ended June 30, 2014. The revision is a result of certain considerations included in the Company’s income tax provision for the twelve months ended March 31, 2014 which resulted in an understatement of income tax expense. Such amounts were not material to the previously issued financial statements for fiscal year ended March 31, 2014.

In the third quarter of fiscal 2014, the Company modified the presentation of its Consolidated Statements of Operations effective for all periods presented, whereby Interest income, interest expense and other miscellaneous income/expense is presented in the ‘Interest and other income (expense)’ caption below Operating income (loss). The modified presentation is consistent with industry practice and conforms with the requirements of Regulation S-X 5.03. There were no changes in the Company’s accounting policies, methodology for estimates or the activity included in the respective captions in the Consolidated Statements of Operations.

New Accounting Standards

In June 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-12, Compensation – Stock Compensation (Topic 718). The update provides guidance for share-based payment awards that require a specific performance target to be achieved in order for employees to become eligible to vest in the awards. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition This standard would become effective for the Company on January 1, 2016 and the adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). The update is meant to converge U.S. GAAP and International Financial Reporting Standards (IFRS) guidance around revenue recognition related to contracts with customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This standard would become effective for the Company on January 1, 2016 and the adoption of this standard is not expected to have a significant impact on the Company’s financial statements.

2. Accounts receivable:

Accounts receivable, net, consist of the following:

(In thousands)	June 30, 2014	March 31, 2014
Trade	$573,674	$514,836
Other	29,769	62,018

	$603,443	$576,854

3. Inventories:

Inventories, net of reserves for obsolescence, consist of the following:

(In thousands)	June 30, 2014	March 31, 2014
Raw materials	$184,823	$181,168
Work in process	10,679	23,451
Finished goods	296,081	408,045

	$491,583	$612,664

4. Fair value measurements:

The following table presents the levels within the fair value hierarchy at which the Company’s financial assets are carried at fair value and measured on a recurring basis:

(In thousands)
Description	Fair value at June 30, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable market inputs (Level 2)	Unobservable market inputs (Level 3)
Money market accounts	$2,184,586	$2,184,586	$—	$—
Commercial paper	2,850	2,850	—	—

Description	Fair value at March 31, 2014	Quoted prices in active markets for identical assets (Level 1)	Significant other observable market inputs (Level 2)	Unobservable market inputs (Level 3)
Money market accounts	$1,030,599	$1,030,599	$—	$—
Municipal bonds and notes	12,357	—	12,357	—
Commercial paper	242,805	2,850	239,955	—
Variable rate demand notes	30,770	—	30,770	—
Auction rate securities	3,123	—	—	3,123
Certificates of deposit	32,988	—	32,988	—
Corporate bonds	1,225,619	—	1,225,619	—
Government agency bonds	111,304	—	111,304	—

The Company determines fair value based on a market approach using quoted market values, significant other observable inputs for identical or comparable assets or liabilities, or discounted cash flow analyses. The Company determines the value of its auction rate securities portfolio based upon a discounted cash flow model. The assumptions used in the valuation model include estimates for interest rates, timing and amount of cash flows, and expected holding periods for the auction rate securities.

During the three months ended June 30, 2014, the Company liquidated substantially all available for sale securities. In addition, the Company sold all of its Level 3 investments. The following table presents a reconciliation of the Level 3 investments measured at fair value on a recurring basis using unobservable inputs:.

(In thousands)	Quarter ended June 30, 2014
Balance at beginning of period	$3,123
Sales	(3,594)
Unrealized gain/(loss)	471

Balance at end of period	$—

The Company issued long-term debt with a carrying value of $3.0 billion during fiscal 2014; see Note 12 for further information.

The majority of the Company’s non-financial assets and liabilities are not required to be carried at fair value on a recurring basis. However, the Company is required on a non-recurring basis to use fair value measurements when assessing asset impairment as it relates to goodwill, license agreements, product rights, other intangible assets and other long-lived assets. The carrying amount of cash, accounts receivable and accounts payable and other short-term financial instruments approximate their fair value due to their short-term nature.

5. Marketable securities:

Available-for-sale debt securities consist of the following:

	June 30, 2014
(In thousands)	Estimated fair value	Gains in accumulated other comprehensive income	Losses in accumulated other comprehensive income
Non-current:
Commercial paper	2,850	—	—

Total non-current securities	2,850	—	—

Total available-for-sale debt securities	$2,850	$—	$—

	March 31, 2014
(In thousands)	Estimated fair value	Gains in accumulated other comprehensive income	Losses in accumulated other comprehensive income
Current:
Municipal bonds and notes	$7,066	$6	$—
Government agency bonds	24,802	24	(6)
Commercial paper	82,950	—	—
Certificates of deposit	25,989	—	—
Corporate bonds	232,207	488	(38)

Total current securities	373,014	518	(44)

Non-current:
Municipal bonds and notes	5,291	22	—
Government agency bonds	86,502	127	(146)
Commercial paper	2,850	—	—
Certificates of deposit	3,000	—	—
Corporate bonds	986,265	3,297	(2,126)
Auction rate securities	3,123	—	(752)
Variable rate demand notes	30,770	—	—

Total non-current securities	1,117,801	3,446	(3,024)

Total available-for-sale debt securities	$1,490,815	$3,964	$(3,068)

During the three months ended June 30, 2014, the Company liquidated substantially all available for sale securities. In addition, the Company sold all of its Level 3 investments. Proceeds from the sale of available-for-sale debt securities were $1.5 billion and $316.2 million for the three months ended June 30, 2014 and June 30, 2013, respectively. Gross realized gains on those sales were $4.8 million and $0.4 million, respectively. In order to determine gross realized gains and losses, the Company uses average cost. The Company records holding gains and losses on available for sale securities in the ‘Accumulated other comprehensive income’ caption in the condensed consolidated Balance Sheet. The Company had no net unrealized holding gains or losses at June 30, 2014 and a net unrealized holding gain of $0.9 million at March 31, 2014. The preceding tables do not include the Company’s equity securities for Ironwood Pharmaceuticals, Inc. (Ironwood) and Trevena, Inc. (Trevena). The carrying value of the Company’s equity securities in Ironwood, which were measured at fair market value based on quoted market prices for the related security, was $31.9 million and $25.7 million at June 30, 2014 and March 31, 2014, respectively. The Company purchased $30 million of Trevena preferred stock in a round of private placement financing during the first quarter of fiscal 2014. This investment was accounted for using the cost method. During the fourth quarter of fiscal 2014, Trevena filed an Initial Public Offering (IPO), and as a result, the Company’s preferred stock converted to common shares. In conjunction with the IPO, the Company purchased an additional $3.0 million of common stock. The fair value of Trevena common stock held was $19.2 million and $26.7 million at June 30, 2014 and March 31, 2014, respectively. Refer to Note 6 for additional information.

6. License and collaboration agreements:

Ironwood collaboration

In September 2007, the Company entered into a collaboration agreement with Ironwood to jointly develop and commercialize Linzess® (linaclotide) for the treatment of irritable bowel syndrome with constipation (IBS-C) and chronic idiopathic constipation (CIC). Under the terms of the agreement, the Company shares equally with Ironwood all profits and losses from the development and commercialization of Linzess in the U.S. In addition, Forest obtained exclusive rights to the linaclotide license in Canada and Mexico, for which the Company will pay royalties to Ironwood based on net sales in those territories, subject to receiving regulatory approval.

The agreement included contingent milestone payments as well as a contingent equity investment based on the achievement of specific clinical and commercial milestones. As of June 30, 2014, payments totaling $230 million relating to development and approval milestones have been made. The Company may be obligated to pay up to an additional $100 million if certain sales milestones are achieved.

Linzess received FDA approval as a once-daily treatment for adult men and women suffering from IBS-C and CIC in August 2012. For the three month period ended June 30, 2014, Linzess sales in the U.S. totaled $63.1 million.

Based on the nature of the arrangement (including its contractual terms), the nature of the payments and applicable guidance, the Company records receipts from and payments to Ironwood in two pools: the Development pool, which consists of research and development (R&D) expenses, and the Commercialization pool, which consists of revenue, cost of sales and selling, general and administrative (SG&A) expense. The net payment to or receipt from Ironwood for the Development pool is recorded in R&D expense and the net payment to or receipt from Ironwood for the Commercialization pool is recorded in SG&A expense.

The following illustrates activity related to the Ironwood collaboration agreement for the periods presented:

(In thousands)	Three Months Ended June 30,
	2014	2013
Revenue
Net Sales attributed to the Ironwood collaboration agreement	$62,746	$28,763
Cost of sales
Cost of sales attributed to the Ironwood collaboration agreement	2,485	2,912
Selling, general and administrative
Payment to/ (receipt from) Ironwood for the Commercialization pool	(910)	(12,355)
Research and development
Payment to/ (receipt from) Ironwood for the Development pool	(907)	24

moksha8

On October 22, 2012, the Company announced an agreement with moksha8, a privately-held pharmaceutical company which markets products in Latin America. The agreement included an exclusive license from Forest to moksha8 to commercialize Viibryd, and potentially other Forest products, in Latin America. In addition, the Company agreed to provide up to $125 million in debt financing to moksha8 in several tranches over a two-year period, conditioned upon moksha8 achieving certain business goals. The agreement also included an option for Forest to acquire moksha8 at a fixed price of $157 million at the end of the two year period, subsequent to which the shareholders of moksha8 had an option to put to Forest all interests of moksha8 at a fixed price of $144 million.

Under the arrangement, the Company has provided $101.9 million of debt financing to moksha8. Such debt financing has a term of seven years from the date of initial funding and is collateralized by the assets of moksha8. The Company has recorded a loan receivable as a long term asset in the Company’s condensed consolidated Balance Sheet which is included in the ‘Other assets’ caption.

In January 2014, the Company and moksha8 amended the terms the original agreement which terminated Forest’s obligation to provide additional funding to moksha8. The amendment also terminated Forest’s option to acquire moksha8 as well as the shareholders of moksha8’s option to put to Forest all interests of moksha8. moksha8 retains the exclusive license to commercialize Viibryd and continues to work with the Company to obtain licenses to additional products in Latin America.

7. Net income (loss) per share:

A reconciliation of shares used in calculating basic and diluted net income per share follows:

(In thousands)	Three Months Ended June 30,
	2014	2013
Basic	272,726	267,115
Incremental shares attributable to share based compensation plans	5,257	1,305

Diluted	277,983	268,420

Options to purchase approximately 1.3 million shares of common stock at exercise prices ranging from $51.54 to $96.42 per share and options to purchase approximately 8.0 million shares at exercise prices ranging from $30.00 to $59.05 per share were not included in the computation of diluted shares for three month periods ended June 30, 2014 and June 30, 2013, respectively, because their effect would be anti-dilutive. These options expire through 2024. The weighted average number of diluted common shares outstanding is reduced by the treasury stock method which, in accordance with the provisions of ASC 718-10 Compensation–Stock Compensation, takes into consideration the compensation cost attributed to future services not yet recognized.

8. Stockholders’ equity:

Stock based compensation: Under the 2007 Plan, as amended, 57 million shares have been authorized to be issued. The 2007 Plan provides for the granting of incentive and nonqualified stock options, restricted stock, stock appreciation rights and stock equivalent units. These awards generally vest in three to five years. Stock options, granted at prices not less than the fair market value of the common stock at the date of the grant, may be exercisable for up to ten years from the date of issuance. As of June 30, 2014, 29.4 million shares were available for grant under the amended 2007 Plan. Stock based compensation expense of $19.5 million ($12.4 million net of tax) and $14.7 million ($9.1 million net of tax) was recorded for the three month periods ended June 30, 2014 and June 30, 2013, respectively. This expense is charged to Cost of sales, SG&A expense and R&D expense, as appropriate.

9. Business segment information:

The Company operates in only one segment. Net sales by therapeutic class is as follows:

(In thousands)	Three Months Ended June 30,
	2014	2013
Central nervous system	$602,058	$519,260
Cardiovascular	142,596	132,306
Gastrointestinal	223,947	28,763
Respiratory	60,760	39,983
Other	121,926	76,541

	$1,151,287	$796,853

10. Income taxes:

The Company’s income tax returns for fiscal years prior to 2007 in most jurisdictions and prior to 2008 in Ireland are no longer subject to review as such fiscal years are generally closed. Tax authorities in various jurisdictions are in the process of reviewing the Company’s income tax returns for various post-2006 fiscal years, including the Internal Revenue Service (IRS), which is currently reviewing fiscal years 2007, 2008 and 2009. It is unlikely that the outcome will be determined within the next twelve months.

Potential claims for years under review could be material.

The Company’s continuing practice is to recognize net interest related to income tax matters in income tax expense. For the three months period ended June 30, 2014, the Company accrued an additional $3.2 million in interest for a total of $54.9 million related to the resolution of various income tax matters.

Our effective tax rate was 35.5% for the three month period ended June 30, 2014, as compared to 39.2% for the same period last year due to a change in the mix of earnings by location.

11. Contingencies:

The Company is subject to the various legal proceedings and claims discussed below as well as certain other legal proceedings and claims that have not been fully resolved and that have arisen in the ordinary course of business. Although the Company believes that the proceedings brought against Forest are without merit and in certain instances the Company has insurance, litigation is subject to significant uncertainty and there can be no assurance that Forest will not incur material costs in the resolution of these matters.

Average Wholesale Price Litigation

The Company is a defendant in four state court actions that allege that the plaintiffs (all governmental entities) were overcharged for their share of Medicaid drug reimbursement costs as a result of reporting by manufacturers of “average wholesale prices” (AWP) that did not correspond to actual provider costs of prescription drugs. These actions are pending in Illinois (commenced February 7, 2005), Mississippi (commenced October 20, 2005), Utah (commenced May 2008), and Wisconsin (a qui tam AWP action commenced by the former Attorney General of the State of Wisconsin on February 20, 2012 that the State declined to join). Discovery is ongoing in these actions. On November 15, 2013, the plaintiff in the Mississippi action moved for leave to file a Second Amended Complaint. On March 26, 2014, the Mississippi state court granted plaintiff’s motion in part, but denied plaintiff’s request to add generic drug products to its claims. Forest has filed a motion to dismiss certain of the claims asserted in the Second Amended Complaint. On May 21, 2014, the plaintiff in the Mississippi action filed a separate complaint asserting claims against Forest with respect to the pricing of its generic drugs, and Forest has filed a motion to dismiss certain of these claims. A trial in the Mississippi action is scheduled in August 2015. A motion to dismiss the Utah action was granted, but the Utah Supreme Court, while upholding the lower court’s ruling regarding a statute of limitations issue, reversed that ruling and allowed the plaintiff to replead. The plaintiff filed another Amended Complaint, and the defendants filed a motion to dismiss. This motion to dismiss was denied in part, and discovery is proceeding. On February 17, 2014, the Wisconsin state court granted defendants’ motion to dismiss plaintiff’s Second Amended Complaint. On April 14, 2014, plaintiff filed a motion for leave to file a Third Amended Complaint, and on May 16, 2014, plaintiff filed an appeal of the court’s February 17, 2014 ruling. On June 12, 2014, the court denied plaintiff’s motion to file a Third Amended Complaint and dismissed the case without prejudice. The Company intends to continue to vigorously defend against these actions. At this time, the Company is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

Celexa/Lexapro Class Actions

The Company is a defendant in three federal court actions filed on behalf of individuals who purchased Celexa and/or Lexapro for pediatric use, all of which have been consolidated for pretrial purposes in a Multi-District Litigation (MDL) proceeding in the U.S. District Court for the District of Massachusetts under the caption “In re Celexa and Lexapro Marketing and Sales Practices Litigation.” These actions, two of which were originally filed as putative nationwide class actions, and one of which is a putative California-wide class action, allege that Forest marketed Celexa and/or Lexapro for off-label pediatric use and paid illegal kickbacks to physicians to induce prescriptions of Celexa and Lexapro. The complaints assert various similar claims, including claims under the Missouri and California consumer protection statutes, respectively, and state common laws. On February 5, 2013, the district judge overseeing the MDL denied all plaintiffs’ motions for class certification. On February 18, 2013, the plaintiff in the California action filed a petition seeking leave to appeal this decision to the U.S. Court of Appeals for the First Circuit. On April 16, 2013, the First Circuit denied the petition. On April 30, 2013, plaintiffs in the other two actions filed an Amended Complaint seeking to certify state-wide class actions in Illinois, Missouri, and New York under those states’ consumer protection statutes. On January 13, 2014, the district judge denied plaintiffs’ motion with respect to the proposed Illinois and New York classes and allowed it with respect to the proposed Missouri class. The Company filed a petition seeking leave to appeal this decision to the U.S. Court of Appeals for the First Circuit on January 27, 2014. On March 12, 2014, the Company reached agreement with the MDL plaintiffs to settle the Missouri class claims, including claim by both individuals and third party payors that purchased Celexa or Lexapro for use by a minor from 1998 to December 31, 2013. In exchange for a release from class members, Forest paid $7.65 million into a fund that will cover (1) the settlement benefits paid to class members, (2) administration costs, (3) incentive awards to be paid to the representative plaintiffs, and (4) attorneys’ fees and costs. If valid claims are greater than $4.215 million, Forest will pay up to $2.7 million more to pay for the additional valid claims (the Company’s total settlement payment shall not exceed $10.35 million). The district court judge preliminarily approved the settlement on March 14, 2014 and issued an order enjoining all class members and other persons from litigating claims relating to those covered by the settlement. A hearing on whether the court should grant final approval of the settlement was held on July 16, 2014.

On May 3, 2013, another action was filed in the U.S. District Court for the Central District of California on behalf of individuals who purchased Lexapro for adolescent use, seeking to certify a state-wide class action in California and alleging that Forest promotion of Lexapro for adolescent depression has been deceptive. This action was transferred to the MDL mentioned in the preceding paragraph and, on July 29, 2013, the Company moved to dismiss the complaint. The district court judge granted the Company’s motion to dismiss on March 5, 2014. Plaintiff filed a Notice of Appeal with the U.S. Court of Appeals for the First Circuit on March 17, 2014 and filed its appeal brief on July 24, 2014. The Company’s opposition brief is due on August 25, 2014.

On November 13, 2013, another action was filed in the U.S. District Court for the District of Minnesota seeking to certify a nationwide class of third-party payor entities that purchased Celexa and Lexapro for pediatric use. The complaint asserts claims under the federal Racketeer Influenced and Corrupt Organizations Act, alleging that Forest engaged in an off-label marketing scheme and paid illegal kickbacks to physicians to induce prescriptions of Celexa and Lexapro. This action was transferred to the MDL mentioned in the preceding paragraphs, and the Company filed a motion to dismiss the complaint on January 15, 2014. On February 5, 2014, the plaintiffs voluntarily dismissed the complaint and filed a First Amended Complaint, which, among other things, added claims on behalf of a Minnesota class of entities and consumers under Minnesota’s consumer protection statutes. The Company filed a motion to dismiss the First Amended Complaint on April 9, 2014. A motion hearing has been scheduled for October 1, 2014.

On March 13, 2014, an action was filed in the U.S. District Court for the District of Massachusetts by two third-party payors seeking to certify a nationwide class of persons and entities that purchased Celexa and Lexapro for use by pediatric use. The complaint asserts claims under the federal Racketeer Influenced and Corrupt Organizations Act, state consumer protection statutes, and state common laws, alleging that Forest engaged in an off-label marketing scheme and paid illegal kickbacks to physicians to induce prescriptions of Celexa and Lexapro. This action was filed as a related action to the action described above in the preceding paragraph. The Company filed a motion to dismiss the complaint on April 30, 2014. A motion hearing has been scheduled for October 1, 2014.

The Company intends to continue to vigorously defend against these actions. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

The Company is also named as defendants in two actions filed on behalf of entities or individuals who purchased or reimbursed certain purchases of Celexa and Lexapro for pediatric use pending in the Missouri Circuit Court, Twenty-Second Judicial Circuit, and arising from similar allegations as those contained in the federal actions described in the preceding paragraphs. The first action, filed on November 6, 2009 under the caption “St. Louis Labor Healthcare Network et al. v. Forest Pharmaceuticals, Inc. and Forest Laboratories, Inc.,” is brought by two entities that purchased or reimbursed certain purchases of Celexa and/or Lexapro. The complaint asserts claims under the Missouri consumer protection statute and Missouri common law, and seeks unspecified damages and attorneys’ fees. The Company has reached an agreement with the plaintiffs to resolve this action for payments that are not material to the Company’s financial condition or results of operations. The second action, filed on July 22, 2009 under the caption “Crawford v. Forest Pharmaceuticals, Inc.,” and now known as “Luster v. Forest Pharmaceuticals, Inc.,” is a putative class action on behalf of a class of Missouri citizens who purchased Celexa for pediatric use. The complaint asserts claims under the Missouri consumer protection statute and Missouri common law, and seeks unspecified damages and attorneys’ fees. In October 2010, the court certified a class of Missouri domiciliary citizens who purchased Celexa for pediatric use at any time prior to the date of the class certification order, but who do not have a claim for personal injury. On December 9, 2013, the Company filed a motion for summary judgment, which was argued on January 8, 2014. On February 21, 2014, the Company filed a motion to de-certify the class. Decisions on these motions are pending. On March 12, 2014, the Company informed the judge of the MDL Missouri class settlement described above, including that the federal class encompasses the members of the certified Missouri class in Luster. At a status conference on April 2, 2014 the parties agreed that the action is stayed in light of the injunction contained in the MDL Preliminary Approval Order, described above. The Company intends to continue to vigorously defend against this action. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

Employment Litigation

In July 2012, the Company was named as defendants in an action brought by Megan Barrett, Lindsey Houser, Jennifer Jones, and Jennifer Seard, former Company Sales Representatives, in the U.S. District Court for the Southern District of New York under the caption “Megan Barrett et al. v. Forest Laboratories Inc. and Forest Pharmaceuticals, Inc.” In November 2012, Plaintiffs amended the complaint, adding six additional plaintiffs: Kimberly Clinton, Erin Eckenrode, Julie Smyth, Marie Avila, Andrea Harley, and Christy Lowder, all of whom alleged that they were current or former Company Sales Representatives or Specialty Sales Representatives. In March 2013, Plaintiffs filed a Second Amended Complaint, adding one additional plaintiff: Tracy Le, a now-former Company Sales Representative. The action is a putative class and collective action, and the Second Amended Complaint alleges class claims under Title VII for gender discrimination with respect to pay and promotions, as well as discrimination on the basis of pregnancy, and a collective action claim under the Equal Pay Act. The proposed Title VII gender class includes all current and former female Sales Representatives (defined to include Territory Sales Representatives, Field Sales Representatives, Medical Sales Representatives, Professional Sales Representatives, Specialty Sales Representatives, Field Sales Trainers, and Regional Sales Trainers) employed by the Company throughout the U.S. from 2008 to the date of judgment, and the proposed Title VII pregnancy sub-class includes all current and former female Sales Representatives who have been, are, or will become pregnant while employed by the Company throughout the U.S. from 2008 to the date of judgment. The proposed Equal Pay Act collective action class includes current, former, and future female Sales Representatives who were not compensated equally to similarly-situated male employees during the applicable liability period. The Second Amended Complaint also includes non-class claims on behalf of certain of the named Plaintiffs for sexual harassment and retaliation under Title VII, and for violations of the Family and Medical Leave Act. The Company filed a motion to dismiss certain claims on April 29, 2013, which was argued on January 16, 2014. Forest intends to continue to vigorously defend against this action. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

Government Investigations

The Company received a subpoena dated April 20, 2011 from the Office of the U.S. Attorney for the District of Massachusetts. The subpoena requests documents relating to Benicar, Benicar HCT, and Azor, prescription medications approved for the treatment of hypertension. Forest co-marketed Benicar and Benicar HCT from 2002 to 2008, and Azor from 2007 to 2008, together with the drug’s originator Sankyo under co-promotion agreements. The Company is cooperating in responding to the subpoena.

The Company received a subpoena dated May 6, 2013 from the Office of the U.S. Attorney for the Southern District of New York. The subpoena requests documents relating to the marketing and promotion of Tudorza Pressair, including with respect to speaker programs for this product. The Company is cooperating in responding to the subpoena.

The Company received a subpoena dated August 5, 2013 from the U.S. Department of Health and Human Services, Office of Inspector General. The subpoena requests documents relating to the marketing and promotion of Bystolic, Savella, and Namenda, including with respect to speaker programs for these products. In February 2014, the U.S. District Court for the Eastern District of Wisconsin unsealed a qui tam complaint with the caption “United States of America ex rel. Kurt Kroening et al. v. Forest Pharmaceuticals, Inc. and Forest Laboratories, Inc.” This complaint, which was filed in April 2012, asserts claims under the False Claims Act and contains allegations regarding off-label promotion of Bystolic and Savella and “kickbacks” provided to physicians to induce prescriptions of Bystolic, Savella, and Viibryd. In January 2014, the Eastern District of Wisconsin U.S. Attorney’s Office notified the court that it had not completed its investigation and therefore would not intervene in the action at that time (while reserving the right to intervene at a later date). The Company is continuing to cooperate with this investigation and to discuss these issues with the government. Forest intends to vigorously defend against the complaint. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

In April 2014, the U.S. District Court for the District of Massachusetts unsealed a qui tam complaint with the caption “United States of America ex rel. Timothy Leysock v. Forest Laboratories, Inc. and Forest Pharmaceuticals, Inc.” This complaint, which was filed in July 2012, asserts claims under the False Claims Act and contains allegations regarding off-label promotion of Namenda. An Amended Complaint was filed in October 2012 and a Second Amended Complaint was filed in April 2014. On April 16, 2014, the District of Massachusetts U.S. Attorney’s Office notified the court that it was declining to intervene in the action. Forest intends to vigorously defend against the complaint. Forest filed a motion to dismiss the Second Amended Complaint on June 30, 2014. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

On February 20, 2014, the Company received a letter from the U.S. Federal Trade Commission (FTC) indicating that the FTC is conducting a nonpublic investigation into Forest agreements with the ANDA filers for Bystolic. On May 2, 2014, Forest received a Civil Investigative Demand from the FTC requesting documents regarding such agreements. The Company is cooperating in responding to the investigation.

On February 28, 2014, May 7, 2014, and May 29, 2014, the Company received Investigatory Subpoenas from the New York Attorney General’s Office primarily requesting (1) information regarding plans to discontinue the sale of Namenda tablets and (2) the Company’s agreements with ANDA filers for Bystolic. The Company is cooperating in responding to the subpoena.

Product Liability Litigation

The Company is a defendant in approximately 221 product liability actions. Thirteen actions involve allegations that Celexa or Lexapro caused or contributed to individuals committing or attempting suicide, or caused a violent event. The MDL that was established for the federal suicidality-related litigation in the U.S. District Court for the Eastern District of Missouri has concluded and the remaining cases have been remanded to the federal district courts in which they were filed originally. Nine trials have been scheduled in these actions in 2014 and 2015.

Approximately 194 actions involve allegations that Celexa or Lexapro caused various birth defects. The majority of these actions have been consolidated in Cole County Circuit Court in Missouri. One action is set for trial in Cole County in April 2015. Fifteen actions were recently remanded to New Jersey state courts from the U.S. District Court for the District of New Jersey (nine actions are now pending in Atlantic County, New Jersey and six actions are now pending in Hudson County, New Jersey). Approximately five actions remain pending in New Jersey federal court. One action is pending in Orange County, California and is set for trial in March 2015.

Approximately twelve actions involve allegations that Benicar, a treatment for hypertension that the Company co-promoted with Daiichi Sankyo between 2002 and 2008, caused certain gastrointestinal injuries. Under Forest Co-Promotion Agreement, Daiichi Sankyo is defending Forest in these lawsuits.

Each product liability action seeks compensatory and punitive damages. The Company intends to continue to vigorously defend against these actions. For claims filed before April 1, 2014, the Company generally maintains $140 million of product liability coverage (annually, per “occurrence” on a claims-made basis, and in the aggregate). For these claims, the Company’s self-insured retention is $10 million per claim and $50 million in the aggregate. Claims filed after April 1, 2014 will be reported to the policy for the previous year. However, for these claims Forest’s self-insured retention is $20 million per claim and $60 million in the aggregate. Moreover, the Company is self-insuring a layer of coverage $10 million in excess of $55 million.

Patent Litigation

In September, October, and November 2013, and February 2014, Forest and Royalty Pharma Collection Trust (Royalty), the Company’s licensor for Savella, brought actions for infringement of U.S. Patent No. 6,602,911 (the ‘911 patent), U.S. Patent No. 7,888,342 (the ‘342 patent), and U.S. Patent No. 7,994,220 (the ‘220 patent) in the U.S. District Court for the District of Delaware against Amneal, Apotex, First Time US Generics, Glenmark, Hetero, Lupin, Mylan, Par, Ranbaxy, Sandoz, and related subsidiaries and affiliates thereof. These companies have notified Forest that they have filed ANDAs with the FDA seeking to obtain approval to market generic versions of Savella before these patents expire. (The ‘342 patent expires in November 2021, the ‘911 patent expires in January 2023, and the ‘220 patent expires in September 2029.) These lawsuits triggered an automatic stay of approval of the applicable ANDAs until July 14, 2016 (unless a court issues a decision adverse to Forest and Royalty Pharma sooner). On March 7, 2014, the Company and Royalty voluntarily dismissed, without prejudice, all claims against Sandoz. On March 20, 2014, the district court consolidated all of the remaining pending actions for all purposes and issued a scheduling order setting a trial date in January 2016. On May 12, 2014, the Company and Royalty entered into a settlement agreement with First Time US Generics. Under the terms of the settlement agreement, and subject to review of the settlement terms by the U.S. Federal Trade Commission, Forest will provide a license to First Time that will permit it to launch its generic version of SAVELLA as of the date that is the later of (a) six (6) calendar months prior to the expiration date of the last to expire of the ‘911 patent, the ‘342 patent, and the ‘220 patent, including any extensions and/or pediatric exclusivities; or (b) the date that First Time obtains final FDA approval of its ANDA, or earlier in certain circumstances.

In January, February, and April 2014, the Company and Merz Pharma and Adamas Pharmaceuticals, the Company’s licensors for Namenda XR, brought actions for infringement of some or all of U.S. Patent No. 5,061,703 (the ‘703 patent), U.S. Patent No. 8,168,209 (the ‘209 patent), U.S. Patent No. 8,173,708 (the ‘708 patent), U.S. Patent No. 8,283,379 (the ‘379 patent), U.S. Patent No. 8,329,752 (the ‘752 patent), U.S. Patent No. 8,362,085 (the ‘085 patent), and U.S. Patent No. 8,598,233 (the ‘233 patent) in the U.S. District Court for the District of Delaware against Wockhardt, Teva, Sun, Apotex, Anchen, Zydus, Watson, Par, Mylan, Amneal,

Amerigen, and related subsidiaries and affiliates thereof. These companies have notified Forest that they have filed ANDAs with the FDA seeking to obtain approval to market generic versions of Namenda XR before these certain patents expire. (The ‘703 patent expires in April 2015, the ‘009 patent expires in March 2029, and the ‘209, ‘708, ‘379, ‘752, ‘085, and ‘233 patents expire in November 2025.) These lawsuits triggered an automatic stay of approval of the applicable ANDAs that expires no earlier than June 2016 (unless a court issues a decision adverse to Forest, Merz, and Adamas sooner).

In December 2013, the Company was named as a defendant in an action brought by Teva Pharmaceuticals USA, Inc. and Mayne Pharma International Pty Ltd. in the U.S. District Court for the District of Delaware under the caption “Teva Pharmaceuticals USA, Inc. and Mayne Pharma International Pty Ltd. v. Forest Laboratories, Inc.” The complaint alleges that the Company infringes U.S. Patent No. 6,194,000 by making, using, selling, offering to sell, and importing Namenda XR. The relief requested includes preliminary and permanent injunctive relief, and damages. Forest intends to continue to vigorously defend against this action. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

In July 2013, the Company’s subsidiaries Aptalis Pharma US, Inc. and Aptalis Pharma Canada Inc. brought actions for infringement of U.S. Patent No. 8,217,083 (the ‘083 patent) and U.S. Patent No. 8,436,051 (the ‘051 patent) in the U.S. District Court for the District of New Jersey against Mylan and Sandoz. These companies have notified Aptalis that they have filed ANDAs with the FDA seeking to obtain approval to market generic versions of CANASA before these patents expire. Amended complaints were filed against these companies in November 2013 adding claims for infringement of U.S. Patent No. 7,854,384 (the ‘384 patent). The ‘083, ‘051, and ‘384 patents expire in June 2028. No trial date has been set.

Stockholder Litigation

In February and March 2014, nine putative stockholder class actions were brought against the Company, Forest directors, Actavis plc, and certain of Actavis’s affiliates. Four actions were filed in the Delaware Court of Chancery and have been consolidated under the caption “In re Forest Laboratories, Inc. Stockholders Litigation” (the Delaware Action). Five actions were filed in New York State Supreme Court and have been consolidated under the caption “Turberg v. Forest Laboratories, Inc. et al.” (the New York Action). On April 4 and May 5, 2014, respectively, the Delaware and New York plaintiffs filed consolidated amended complaints in their respective jurisdictions. The amended complaints seek, among other remedies, to enjoin Actavis’s proposed acquisition of Forest or damages in the event the transaction closes. The complaints generally allege, among other things, that the members of the Forest Board of Directors breached their fiduciary duties by agreeing to sell Forest for inadequate consideration and pursuant to an inadequate process, and that the disclosure document fails to disclose allegedly material information about the transaction. The complaints also allege that Actavis, and certain of its affiliates, aided and abetted these alleged breaches. On May 28, 2014, the defendants reached an agreement in principle with plaintiffs in the Delaware Action and the New York Action regarding a settlement of both Actions, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Forest agreed to make certain additional disclosures related to the proposed transaction with Actavis, which are contained in a Form 8-K filed May 28, 2014. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Delaware Court of Chancery will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging any aspect of the proposed transaction, the merger agreement, and any disclosure made in connection therewith, including in the Definitive Joint Proxy Statement/Prospectus, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that the parties shall negotiate in good faith regarding the amount of attorneys’ fees and expenses that shall be paid to plaintiffs’ counsel in connection with the Actions. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Delaware Court of Chancery will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

In May 2014, four putative stockholder class actions were brought against the Company, Furiex Pharmaceuticals, Inc. (Furiex), and Furiex’s board of directors. Two actions were brought in the Delaware Court of Chancery under the captions “Steven Kollman v. Furiex Pharmaceuticals, Inc. et al.” and “Donald Powell v. Furiex Pharmaceuticals, Inc. et al.” (the Delaware Actions). Two actions were brought in North Carolina state court under the captions “Walter Nakatsukasa v. Furiex Pharmaceuticals, Inc. et al.” and “Christopher Shinneman v. Furiex Pharmaceuticals, Inc. et al.” (the North Carolina Actions). These actions alleged, among other things, that the members of the Furiex Board of Directors breached their fiduciary duties by agreeing to sell Furiex for inadequate consideration and pursuant to an inadequate process. These actions also alleged that Forest aided and abetted these alleged breaches. These actions sought class certification, to enjoin the proposed acquisition of Furiex, and an award of unspecified damages, attorneys’ fees, experts’ fees, and other costs. The Kollman and Nakatsukasa actions also sought recission of the acquisition and unspecified recissory damages if the acquisition was completed. On June 23, 2014, the defendants reached an agreement in principle with plaintiffs in the Delaware Actions and the North Carolina Actions regarding a settlement of all four actions, and that agreement is reflected in a memorandum of understanding. In connection with the settlement contemplated by the memorandum of understanding, Furiex agreed to make certain additional disclosures related to the proposed transaction with us, which are contained in a Form DEFA14A filed June 23, 2014. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the North Carolina state court will consider the fairness, reasonableness, and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all four actions that were or could have been brought challenging any aspect of the proposed transaction and any disclosure made in connection therewith, pursuant to terms that will be disclosed to stockholders prior to final approval of the settlement. In addition, in connection with the settlement, the parties contemplate that the parties shall negotiate in good faith regarding the amount of attorneys’ fees and expenses that shall be paid to plaintiffs’ counsel in connection with the actions. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the North Carolina state court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

Telephone Consumer Protection Act Litigation

In October 2012, the Company was named as a defendant, along with The Peer Group, Inc. (TPG), in a putative class action brought by the St. Louis Heart Center (SLHC) under the caption “St. Louis Heart Center, Inc. v. Forest Pharmaceuticals, Inc. and The Peer Group, Inc.” The action is now pending in the U.S. District Court for the Eastern District of Missouri. On May 17, 2013, SLHC filed a Fourth Amended Complaint, alleging that Forest and TPG violated the Telephone Consumer Protection Act of 1991, as amended by the Junk Fax Prevention Act of 2005, 47 U.S.C. § 227 (TCPA), on behalf of a proposed class that includes all persons who, from four years prior to the filing of the action, were sent telephone facsimile messages of material advertising the commercial availability of any property, goods, or services by or on behalf of defendants, which did not display an opt-out notice compliant with a certain regulation promulgated by the Federal Communications Commission (FCC). The Fourth Amended Complaint seeks $500 for each alleged violation of the TCPA, treble damages if the Court finds the violations to be willful, knowing or intentional, interest, and injunctive and other relief. On May 21, 2013, in Nack v. Walburg, a separate case in which the Company was not a party, the U.S. Court of Appeals for the Eighth Circuit ruled that the district court in that case lacked jurisdiction to determine the validity of this FCC regulation and that the defendant in that case could only challenge the validity of this regulation through an administrative petition submitted directly to the FCC, a decision that would then be appealable to the appropriate court of appeals. On June 27, 2013, Forest filed a Petition for Declaratory Ruling with the FCC requesting that the FCC find that (1) the faxes at issue in the action complied, or substantially complied with the FCC regulation, and thus did not violate it, or (2) the FCC regulation was not properly promulgated under the TCPA. On July 17, 2013, the district court granted Forest’s motion to stay the action pending the administrative proceeding initiated by Forest’s FCC Petition, including any appeal therefrom. On January 31, 2014, the FCC released a Public Notice in response to several related petitions, including ours. The comment and reply period for this Public Notice closed on February 14 and February 21, 2014, respectively. Forest intends to continue to vigorously defend against this action. At this time, Forest is unable to estimate the reasonably possible loss or range of possible loss, but do not believe losses, if any, would have a material effect on the results of operations or financial position taken as a whole.

12. Debt:

On January 31, 2014 the Company issued $1.8 billion aggregate senior unsecured notes (the $1.8 billion Senior Notes), comprised of $1.05 billion aggregate principal amount of 4.375% senior unsecured notes due 2019 and $750 million aggregate principal amount of 4.875% senior unsecured notes due 2021. The Company will pay interest on the $1.05 billion of senior unsecured notes at 4.375% per annum, semi-annually in arrears on February 1 and August 1, commencing on August 1, 2014. The Company will pay interest on the $750 million of senior unsecured notes at 4.875% per annum, semi-annually in arrears on February 15 and August 15, commencing on August 15, 2014. The Company incurred $22.5 million in deferred financing costs associated with the $1.8 Senior Notes which will be amortized over the term of the notes. For the quarter ended June 30, 2014, the Company recorded $20.6 million of interest expense and $1.0 million of amortization of deferred financing fees related to the $1.8 Senior Notes. At June 30, 2014, the fair value of the $1.8 Senior Notes was $2.0 billion which was determined using Level 2 inputs based on a market approach.

On December 10, 2013 the Company issued $1.2 billion of 5.00% Senior Notes (the 5.00% Senior Notes), which mature on December 15, 2021. The 5.00% Senior Notes accrue interest per annum, payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2014. The Company incurred $18.5 million in deferred financing costs associated with the 5.00% Senior Notes which will be amortized over the term of the notes. For the quarter ended June 30, 2014, the Company recorded $15.0 million of interest expense and $0.6 million of amortization of deferred financing fees related to the 5.00% Senior Notes. At June 30, 2014, the fair value of the 5.00% Senior Notes was $1.3 billion which was determined using Level 2 inputs based on a market approach.

13. Restructuring initiative:

During the third quarter of fiscal 2014, the Company announced Project Rejuvenate, a $500 million cost savings initiative with a goal of streamlining operations and reducing the Company’s operating cost base. Project Rejuvenate is focused on three areas: flattening and broadening the organization to reduce layers and increase spans of control, increase the Company’s productivity and profitability by decreasing costs and streamlining work to reduce low value activities.

The Company expects annualized savings of approximately $270 million associated with the streamlining and realigning the R&D organization, $150 million in savings associated with the reduction of marketing expenses and $80 million in cost savings from a reduction in general and administrative expenses. Forest currently estimates that approximately $110 million of the cost savings will result from a reduction in headcount. The Company expects to achieve 65%-75% of the cost savings from Project Rejuvenate by the end of fiscal 2015 and the remainder by the end of fiscal 2016.

The Company expects the total cost to implement Project Rejuvenate to be in the range of $150 million to $200 million. For the three month period ended June 30, 2014, Forest recorded $0.9 million of adjustments which was comprised of $5.9 million increase in consulting fees partially offset by a decrease of $4.9 million for employee termination benefits. These expenses were recorded in R&D expense and SG&A expense, as appropriate.

The liability balance for the cost savings initiative as of June 30, 2014 is as follows:

(In thousands)	Post- Employment Benefits	Consulting Fees & Other	Total
Beginning Balance as of March 31, 2014	$56,889	$9,919	$66,808
Adjustments & Expenses	(4,940)	5,876	936
Cash Payments	(41,384)	(15,795)	(57,179)

Balance as of June 30, 2014	$10,565	$—	$10,565

In addition to Project Rejuvenate, the Company recognized $16.5 million of post-employment benefits related to the Aptalis integration during the fiscal fourth quarter. As of June 30, 2014, the Company has a liability balance of $0.6 million related to employee termination costs in connection with the Aptalis integration.

14. Business combinations:

Aptalis

On January 31, 2014, the Company acquired Aptalis Holdings, Inc. (Aptalis); a privately held U.S. based pharmaceutical company, for an aggregate purchase price equal to $2.9 billion minus Aptalis’ existing indebtedness and related fees and costs, minus certain of Aptalis’ expenses, plus the aggregate exercise price applicable to Aptalis’ outstanding options. The Company funded the acquisition through $1.2 billion of cash on hand, including $650.0 of cash from a foreign subsidiary, and the proceeds from the issuance of aggregate principal of $1.8 billion of Senior Notes issued on January 31, 2014.

Included in the assets acquired were definite lived intangible assets of $2.9 billion and indefinite lived intangible assets of $16.6 million which consisted of In Process Research & Development (IPR&D) assets. Acquired IPR&D assets are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. These assets will not be amortized into earnings and, instead, these assets will be subject to periodic impairment analysis until the completion of the development process and the determination of the useful life of the asset is made. At such time, the asset would then be considered a definite lived intangible asset and amortized accordingly. If an IPR&D project were not successfully developed, an impairment charge may result.

The Company adjusted the goodwill balance associated with the purchase of Aptalis during the three-month period ended June 30, 2014 upon finalizing the fair value of the acquired assets and liabilities as a result of an update in fair value of acquired liabilities.

The Company’s goodwill balance associated with the Aptalis is as follows:

(In thousands)
Beginning balance as of March 30, 2014	$335,417
Adjustment	2,180

Balance at June 30, 2014	$337,597

Actavis

On February 17, 2014, the Company and Actavis plc (Actavis), a company incorporated under the laws of Ireland, entered into an Agreement and Plan of Merger (the Merger), dated as of February 17, 2014 (the Merger

Agreement), pursuant to which Actavis has agreed, subject to the terms and conditions thereof, to acquire Forest for a combination of cash and equity valued at approximately $25 billion. The merger was completed as of July 1, 2014 and the Company became a wholly owned subsidiary of Actavis.

Upon completion of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the Merger (other than dissenting shares) was be converted into the right to receive, at the election of the holder thereof: (1) a combination of $26.04 in cash plus 0.3306 Actavis ordinary shares (the Mixed Election Consideration); (2) $86.81 in cash (the Cash Election Consideration); or (3) 0.4723 Actavis ordinary shares (the Stock Election Consideration). Shares of Company common stock with respect to which no election is made received the Mixed Election Consideration. Stockholders who make the Cash Election or the Stock Election will be subject to proration to ensure that the total amount of cash paid and the total number of Actavis shares issued to Forest shareholders as a whole are equal to the total amount of cash and number of Actavis shares that would have been paid and issued if all Forest shareholders received the Mixed Election consideration.

Furiex

On April 28, 2014, the Company entered into a definitive agreement to acquire Furiex Pharmaceuticals, Inc. (Furiex) for $1.1 billion in cash and up to $30 per share in contingent value rights. On July 2, 2014 Actavis completed the acquisition on behalf of Forest as its subsidiary, in an all-cash transaction valued at approximately $1.1 billion, and up to approximately $360 million in a Contingent Value Right (CVR) that may be payable based on the status of eluxadoline, Furiex’s lead product, as a controlled drug following approval.

In connection with the close of the Furiex acquisition, Actavis further announced that it has closed the transaction related to the sale of Furiex’s royalties on alogliptin and Priligy® to Royalty Pharma for approximately $415 million.

Through the acquisition of Furiex, a drug development collaboration company based in the U.S., the Company will have access to Furiex’s leading drug candidate, eluxadoline, a locally-acting mu opioid receptor agonist and a delta opioid receptor antagonist for treating symptoms of diarrhea-predominant irritable bowel syndrome (IBS-d). Eluxadoline and other products acquired will compliment and build on the Company’s GI therapeutic business.